Exhibit 99.1

SEPTEMBER 15, 2004

FOR IMMEDIATE RELEASE

For more information, contact:

Dean D. Durbin

Vertis

Chief Financial Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Senior Vice President

Finance and Treasurer

(410) 361-8352

Michelle Metter or

Donovan Roche

Formula

(619) 234-0345

PO Box 17102

Baltimore, Maryland 21297

18th Floor

Baltimore, Maryland 21201

T 410.528.9800

F 410.528.9289

www.vertisinc.com

VERTIS, INC. ANNOUNCES TERMINATION OF LEVERAGED LEASES

Baltimore, MD (September 15, 2004) — Vertis, Inc. (“Vertis” or the “Company”), announced today that it has entered into a termination and release agreement whereby Vertis has terminated its leasehold interest in five real estate properties located in Austria.

Net proceeds of approximately $31 million, after transaction expenses, will be primarily used to reduce amounts outstanding under the Company’s revolving credit facility.  As a result of the transaction, the Company will record a non-cash loss related to the termination and release of approximately $44 million in the third quarter of 2004.  Under the terms of the Company’s existing debt agreements, the loss will be excluded from debt covenant compliance calculations.

ABOUT VERTIS

Vertis is a leading provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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